Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports, dated May 28, 2021, with respect to the financial statements and financial highlights of KraneShares Trust (the Funds), comprised of KraneShares Bosera MSCI China A Share ETF, KraneShares Asia Pacific High Yield Bond ETF (formerly KraneShares CCBS China Corporate High Yield Bond USD Index ETF), KraneShares CICC China 5G & Semiconductor Index ETF, KraneShares CICC China Consumer Leaders Index ETF, KraneShares CICC China Leaders 100 Index ETF, KraneShares CSI China Internet ETF, KraneShares Bloomberg Barclays China Bond Inclusion Index ETF (formerly KraneShares E Fund China Commercial Paper ETF), KraneShares Electric Vehicles and Future Mobility Index ETF, KraneShares Emerging Markets Consumer Technology Index ETF, KraneShares Emerging Markets Healthcare Index ETF, KraneShares Global Carbon ETF, KraneShares MSCI All China Health Care Index ETF, KraneShares MSCI All China Index ETF, KraneShares MSCI China Clean Technology Index ETF, KraneShares MSCI China ESG Leaders Index ETF, KraneShares MSCI Emerging Markets ex China Index ETF, KraneShares MSCI One Belt One Road Index ETF, KraneShares SSE STAR Market 50 Index ETF, KFA Dynamic Fixed Income ETF, KFA Large Cap Quality Dividend Index ETF, KFA Mount Lucas Index Strategy ETF, KFA Small Cap Quality Dividend Index ETF, KFA Value Line® Dynamic Core Equity Index ETF, and Quadratic Interest Rate Volatility and Inflation Hedge ETF as of March 31, 2021, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 28, 2021